UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 11, 2009

AXESSTEL, INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-32160	91-1982205
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6815 Flanders Drive, Suite 210

San Diego, California 92121

(Address of Principal Executive Offices)

Registrant’s Telephone Number, Including Area Code: (858) 625-2100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 11, 2009, the board of directors of Axesstel, Inc. (“we,” “us,” “our,” or the “Company”) appointed Richard M. Gozia to serve as a member of our board of directors. Mr Gozia’s appointment filled a current vacancy on the board.

Mr. Gozia’s appointment brings a 39 year career in business and financial management. From 2007 until 2008, Mr. Gozia served as the interim chief executive officer of ForeFront Holdings, Inc. (Other OTC: FFHN.PK), a public company in the golf accessories business. From 2001 until 2004, Mr. Gozia served as the chief executive officer of Fenix LLC, the holding company for Union Pacific Corporation’s extensive portfolio of technology assets. From 1996 until 1999 Mr. Gozia held various executive positions with CellStar Corporation (Nasdaq: CLST), a publicly traded distributor of cell phones and wireless devices, including president, chief operating officer and chief financial officer. From 1994 to 1996 he served as the chief financial officer of SpectraVision Inc. (AMEX: SVN) a provider of in-room interactive video entertainment services to the lodging industry. Prior to that time, he served the chief financial officer of Harte-Hanks, Inc. (NYSE: HHS). Mr. Gozia began his career as an accountant with Arthur Young & Co. Mr. Gozia currently serves on the board of directors of DGSE Companies (AMEX: DGC), a company in the jewelry and precious metal sales business. Mr. Gozia holds a bachelor of science degree in accounting and finance from the University of Missouri at Columbia.

Mr. Gozia has been appointed to serve as a director until our 2009 annual meeting of stockholders or until his earlier resignation or removal. Mr. Gozia was appointed upon the recommendation of our board’s nominating and governance committee, which had considered qualification guidelines previously adopted by the board, as well as the board’s current composition and our operating requirements. There was no arrangement or understanding between Mr. Gozia and any other person pursuant to which Mr. Gozia was selected as a director.

Mr. Gozia was also appointed to serve as the Chair of our audit committee and as a member of the Compensation Committee of our board of directors. Our board has determined that Mr. Gozia qualifies as a financial expert, and is an independent director under applicable SEC and American Stock Exchange rules.

Mr. Gozia will receive the compensation customarily paid to our non-employee directors, including $7,500 per calendar quarter, plus fees for committee and chair participation.

In connection with Mr. Gozia’s appointment to our board of directors, we entered into an indemnification agreement with Mr. Gozia. We have previously entered into similar agreements with our other directors and officers. Generally, these agreements attempt to provide the maximum protection permitted by law with respect to indemnification. The indemnification agreements provide that we will maintain directors’ and officers’ liability insurance in reasonable amounts from established insurers, subject to certain limitations. The indemnification agreements also provide for partial indemnification for a portion of expenses incurred by a director or officer even if he is not entitled to indemnification for the total amount. We believe these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

At the February 11, 2009 board meeting, the board appointed Mr. Osmo Hautanen to serve as Chairman. Mr. Hautanen has served as a member of our Board of Directors since 2005. He succeeds Bryan Min, who resigned effective December 31, 2008. In addition, the board appointed Mr. Jai Bhagat to serve as Chair of the Company’s compensation committee. Following these changes the company’s board committees are as follows:

Audit Committee

Richard M. Gozia (Chair)

Jai Bhagat

Osmo Hautanen

Compensation Committee

Jai Bhagat (Chair)

Richard M. Gozia

Osmo Hautanen

Nominating and Governance Committee

Osmo Hautanen (Chair)

Jai Bhagat

Sueng Taik Yang

The appointment of Mr. Gozia and the other board changes were announced in a press release, which is attached to this current report on Form 8-K as Exhibit 99.1 and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

99.1	Press release dated February 17, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 17, 2009	AXESSTEL, INC.

	By:	/s/ Patrick Gray
Patrick Gray
Chief Financial Officer